                                                                  EXHIBIT (a)(7)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell these securities. The Offer is made only by the Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Lazard Freres & Co. LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                      ALEXANDER & ALEXANDER SERVICES INC.
                              AT $17.50 PER SHARE
                                       BY
                         SUBSIDIARY CORPORATION, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                                AON CORPORATION

     Subsidiary Corporation, Inc., a Maryland corporation (the "Offeror") and a wholly owned subsidiary of Aon Corporation, a Delaware corporation (the "Parent"), hereby offers to purchase all of the shares of Common Stock, par value $1.00 per share, of Alexander & Alexander Services Inc., a Maryland corporation (the "Company"), including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of June 11, 1987, between the Company and First Chicago Trust Company of New York, formerly Morgan Shareholder Services Trust Company, as Rights Agent, as amended (collectively, the "Shares"), for $17.50 per Share, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 16, 1996 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

-------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ON 12:00 MIDNIGHT, NEW YORK CITY
 TIME, ON TUESDAY, JANUARY 14, 1997, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------


      NO OFFER IS BEING MADE TO PURCHASE THE COMPANY'S CLASS A COMMON STOCK, PAR VALUE $.00001 PER SHARE ("CLASS A COMMON STOCK"), CLASS C COMMON STOCK, PAR VALUE $1.00 PER SHARE ("CLASS C COMMON STOCK"), $3.625 SERIES A CONVERTIBLE PREFERRED STOCK, PAR VALUE $1.00 PER SHARE, OR 8% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK, PAR VALUE $1.00 PER SHARE ("SERIES B PREFERRED STOCK"), OR THE CLASS 1 SPECIAL SHARES (THE "RSC SHARES") OF REED STENHOUSE COMPANIES LIMITED, A SUBSIDIARY OF THE COMPANY ORGANIZED UNDER THE LAWS OF CANADA, RELATED TO THE CLASS A COMMON STOCK, OR THE DIVIDEND SHARES (THE "DIVIDEND SHARES") OF ALEXANDER & ALEXANDER SERVICES UK PLC, A SUBSIDIARY OF THE COMPANY ORGANIZED UNDER THE LAWS OF SCOTLAND, RELATED TO THE CLASS C COMMON STOCK. TO PARTICIPATE IN THE OFFER, HOLDERS OF THE RSC SHARES MUST REQUEST RETRACTION OF THE RSC SHARES FOR SHARES AND THEN TENDER THE SHARES RECEIVED UPON RETRACTION PURSUANT TO THE OFFER. TO PARTICIPATE IN THE OFFER, HOLDERS OF CLASS C COMMON STOCK MUST REQUEST THE CONVERSION OF THE CLASS C COMMON STOCK INTO SHARES AND THEN TENDER THE SHARES RECEIVED UPON CONVERSION PURSUANT TO THE OFFER.


     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of December 11, 1996 (the "Merger Agreement") among the Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of Maryland law, the Offeror will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time

(other than Shares owned by any subsidiary of the Company, or by the Parent, the Offeror or any other subsidiary of the Parent, or, if holders of Shares are entitled to appraisal rights under Maryland law, Shares which are held by shareholders, if any, who properly exercise their appraisal rights under Maryland law) will be converted into the right to receive $17.50 in cash, or any higher price that is paid in the Offer, without interest. Concurrently with the execution of the Merger Agreement, the Parent entered into the Stock Purchase and Sale Agreement (the "Stock Purchase Agreement") with American International Group, Inc. ("AIG"). Pursuant to the Stock Purchase Agreement and subject to the terms and conditions thereof, the Parent agreed to buy and AIG agreed to sell for $317.5 million dollars all shares of Series B Preferred Stock owned by AIG or its subsidiaries. The Stock Purchase Agreement provides that the sale of the Series B Preferred Stock will close on the date which is two business days after the the Parent or any affiliate of the Parent first acquires any equity interest in the Company or any right or security convertible or exercisable into any such interest.

     The Offer is conditioned upon, among other things (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares representing at least a majority of the combined voting power of the Shares, the Class A Common Stock and Class C Common Stock (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into Shares outstanding at the expiration date of the Offer, other than the conversion of the Series B Preferred Stock),
(ii) receipt by the Offeror of certain governmental approvals and (iii) satisfaction of certain other terms and conditions.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND MERGER ARE ADVISABLE AND THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND MERGER, AND RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT THERETO.

     Subject to the terms of the Merger Agreement and applicable law, the Offeror expressly reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, or payment for, any Shares by giving oral or written notice of such extension to the Depositary (as defined in the Offer to Purchase) and by making a public announcement of such extension. The Offeror shall not have any obligation to pay interest on the purchase price for tendered Shares whether or not the Offeror exercises its rights to extend the period of time during which the Offer is open. Any such extension will be followed by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Without limiting the manner in which the Offeror may choose to make any public announcement, Offeror will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a release to the Dow Jones News Service or as otherwise may be required by law.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting payment to the tendering stockholders. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase and timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and any other documents required by the Letter of Transmittal.

     If any of the conditions set forth in the Offer to Purchase that relate to the Offeror's obligations to purchase the Shares are not satisfied by 12:00 Midnight, New York City time, on Tuesday, January 14, 1997 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement, (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer as so extended, (ii) subject to complying with applicable rules and regulations of the Securities and Exchange Commission, accept for payment all Shares so tendered and not extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Tuesday, January 14, 1997, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire. The Offeror expressly reserves the right, in its sole discretion, at any time or from time to time, subject to applicable law and to the terms of the Merger Agreement, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary followed by, as promptly as practicable, a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment, may also be withdrawn at any time after February 13, 1997. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding on all parties.

     The information required to be disclosed by Paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided to the Offeror its lists of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Offeror's expense. Questions or requests for assistance may also be directed to the Information Agent or the Dealer Manager. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent, the Dealer Manager and the Depositary for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                            GEORGESON & COMPANY INC.
                               WALL STREET PLAZA
                           NEW YORK, NEW YORK  10005
                Banks and Brokers call collect (212) 440-9800
                   All others call Toll Free:  1-800-233-2064

                      The Dealer Manager for the Offer is:

                            LAZARD FRERES & CO. LLC
                             30 ROCKEFELLER PLAZA
                           NEW YORK, NEW YORK  10020
                         (212) 632-6717 (Call collect)


December 16, 1996